COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                   730 Third Avenue, New York, New York 10017

             ENDORSEMENT TO CREF RETIREMENT UNIT-ANNUITY CERTIFICATE

                          Effective Date: July 1, 1992


This endorsement adds the following to the corresponding provisions of your certificate and/or adds the following provisions to your certificate. This endorsement is to be read in conjunction with your certificate.


                          CREF GLOBAL EQUITIES ACCOUNT

As of the effective date, CREF maintains, in addition to its other investment Accounts, the Global Equities Account.

The CREF GLOBAL EQUITIES ACCOUNT maintains a broadly diversified investment portfolio consisting primarily of foreign and domestic common stocks. This Account maintains separate Accumulation Unit and Annuity Unit values. All CREF Annuity Income Options and Methods of Payment of the Death Benefit are available from the Global Equities Account. The Rules of the Fund may limit your right to allocate premiums to this Account, Transfer funds to this Account, or choose an Income Option from this Account. CREF may delete the Global Equities Account or stop providing Unit-Annuities in the Global Equities Account.


                          RESTRICTIONS ON DISTRIBUTION
                 OF ACCUMULATION ARISING FROM ELECTIVE DEFERRALS

This certificate may be used as part of a tax-deferred annuity plan as specified under IRC Section 403(b). IRC Section 403(b) prohibits the distribution to you of the portion, if any, of your Accumulation equal to:

     A) amounts attributable to funds transferred to this certificate from a custodial account established under IRC Section 403(b)(7); plus
     B) amounts attributable to premiums paid to an IRC Section 403(b)(1) annuity contract as elective deferrals under a salary reduction agreement (within the meaning of IRC Section 403(b)(11)); less
     C) the value, if any, of the amounts described in (B) determined as of December 31, 1988; until you:

          (1)  attain age 59 1/2;
          (2) separate from service of the employer under whose plan the aforementioned portion is attributable;
          (3)  die; or
          (4)  become disabled within the meaning of IRC Section 72(m)(7).

In the case of hardship, IRC Section 403(b) requires that any earnings credited after December 31, 1988 and, in addition any contributions paid after December 31, 1988 to a custodial account established under IRC Section 403(b)(7) that are not elective deferrals under a salary reduction agreement, will not be available for distribution.

Any request for an early withdrawal due to disability must be submitted with evidence of the disability on forms satisfactory to CREF and not inconsistent with applicable law.

                                                      CHAIRMAN AND
                                                CHIEF EXECUTIVE OFFICER